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                                                            EXHIBIT 99.22(p)(12)

                          PEREGRINE CAPITAL MANAGEMENT
                                 POLICY MANUAL

                        EMPLOYEE SECURITIES TRANSACTIONS
                                   (9/20/04)

SUMMARY Peregrine prohibits Employees from engaging in any securities transactions, including gifts of securities, that would violate its Standards of Conduct or create a conflict of interest with clients

STANDARDS

1) All Peregrine employees/officers/directors with the exception of our "non-employee director" ("Employees") are required to get written Pre-Clearance (prior approval) from the Compliance Officer, the President of the firm, or a designate of the President/Compliance Officer before executing security transactions in any account in which the Employee has direct or indirect beneficial ownership. Such transactions include, but are not limited to purchases or sales of securities and private placements and purchases, sales, and exercises of puts, calls, warrants and gifts of securities to charity or any individual or entity to which the Employee is not either a direct or indirect beneficiary. A gift of a security is considered a sale. The Compliance Officer, the President of the firm, or a designate of the President/Compliance Officer must record the rationale for granting approval to purchase a private placement.

2) Beneficial Ownership Defined. As an Employee, you should generally consider yourself to have a "beneficial ownership" of any securities in which you have a direct or indirect financial interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

3) An Employee must execute an approved security transaction within one business day from the date of its approval.

4) Pre-Clearance (with the exception of private placements) is not required for: purchases or sales for any account over which the Employee has no direct or indirect influence or control; purchases which are part of an automatic dividend reinvestment plan; or purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

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                                                                    Section A-10
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5)    Employees are prohibited (Pre-Clearance will not be granted) from making any transaction in a security which is contrary to the advice given or action taken (except such actions required to accommodate contributions/withdrawals) on behalf of any client with respect to that security; such prohibition is applicable for five business days after transactions on behalf of client.

6) Employees are prohibited (Pre-Clearance will not be granted) from purchasing securities purchased for clients (or selling any security which clients have been advised to sell or which are sold for clients) until such time as all intended transactions on behalf of clients have been completed.

7) Employees are prohibited (Pre-Clearance will not be granted) from purchasing or selling any security that is being considered for purchase or sale (under discussion between members of an investment team) in any client's account.

8) Employees are prohibited (Pre-Clearance will not be granted) from executing any transaction if that transaction:

      a) Would result in the buying or selling of securities in competition with buy or sell orders for any client's account;

      b) Would be for the purpose of, or result in, buying or selling securities to take advantage of recent or imminent trades in any client's account;

      c) Would involve the security of a company with respect to which the Employee has material non-public information;

      d) Would involve trading in options on any of the stocks held by or contemplated for any client's account;

      e) Would take place before a sufficient period of time (not more than 10 business days) has elapsed after a purchase or sale transaction for a client's account for the effects of that transaction on the market price to dissipate (even if five business days may have elapsed); or

      f) Would involve the acquisition of a direct or indirect beneficial interest in an initial public offering.

9) No Employee shall cause or attempt to cause any client portfolio to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any securities transactions for client accounts without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation:

      a) Their direct or indirect beneficial ownership of any securities of such issuer;

      b)    Any position with such issuer or its affiliates; and

      c) Any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.
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                                                                  Section:  A-10

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10)   Employees are required to submit annually a list of the securities and brokerage accounts in which they have a direct or indirect beneficial ownership. New Employees should submit a list of the securities and brokerage accounts in which they have a direct or indirect beneficial ownership within 10 days of employment at Peregrine. The Compliance Officer or his designate will review these reports. Employees must direct their brokers to supply to Peregrine Capital Management (attention:
      Compliance Officer), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which the Employee has any beneficial ownership. These reports require the following information (which information must be current as of a date no more than 30 days before the annual report is submitted): (a) The title, number of shares and principal amount of each security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee or upon annual submittal; (b) The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee or the date of the annual submittal; and (c) The date that the report is submitted by the Employee.

11) Except as required in the normal course of carrying out an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of client accounts or securities that are being considered for purchase or sale on behalf of any account.

12) Employees and our "non-employee director" are required to report monthly all personal securities transactions by or on behalf of such Employee/"non-employee director" within 10 days following the end of the reporting period. The Compliance Officer or his designate will review these transactions. These reports require the following information:(a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) The price of the security at which the transaction was effected; (d) The name of the broker, dealer or bank with or through which the transaction was effected; and (e) The date that the report is submitted by the Employee/"non-employee director"; and (f) With respect to any account established by the Employee/"non-employee director" in which any securities were held during the month for the direct or indirect benefit of the Employee/"non-employee director": (i) The name of the broker, dealer or bank with whom the Employee/"non-employee director" established the account; (ii) The date the account was established; and (iii) The date that the report is submitted by the Employee/"non-employee director".

13) Any exceptions to these standards require prior approval in writing from the President of the firm (and Wells Fargo Compliance if involving the mutual funds).
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                                                                  Section:  A-10

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14)   Employee transactions in securities issued or guaranteed by the U. S.
      Treasury or any other "Government Security" as defined in Section 2(a)(16) of the Investment Company Act of 1940, banker's acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing, exchange traded index funds and related derivative securities, and shares of registered open-end investment companies not solely subadvised by Peregrine are excluded from these policies and standards.

15) Transactions involving securities issued by Wells Fargo & Co. and its affiliates are exempt from Pre-Clearance (except as covered by Wells Fargo policies regarding trading with knowledge of material inside information). Discretionary purchases or sale of Wells Fargo & Co. securities (including exercise of employer-granted options) must be reported monthly. Reporting requirements include exchanges within Wells Fargo employee benefit plans (e.g. 401(k) and deferred compensation plans). Investments through payroll deduction and changes in future contribution allocations need not be reported. All transactions in securities issued by Wells Fargo & Co. and its affiliates are subject to Wells Fargo & Co. policies, including prohibitions against trading on material inside information and investing in options, futures, short sales, or similar transactions involving securities issued by Wells Fargo & Co. See Section A-8 of the Policy Manual for additional information.

16) Employee transactions in municipal bonds or municipal closed-end bond funds do not require prior approval, but they must be reported monthly. Should Peregrine become active in purchasing municipal securities on behalf of its clients, this exemption from the prior approval process will be eliminated.

17) Transactions within open-end mutual funds solely subadvised by Peregrine must be reported monthly. Exchanges of Peregrine-advised mutual funds within the Wells Fargo 401(k) and Deferred Compensation plans must be reported monthly. Regular investments made through payroll deduction and alteration of future contribution allocations need not be reported.

18) If an employee becomes aware of another employee's transactions that violate these policies, the employee is required to report the violation to the Compliance Officer, the COO, or the President. Confidentiality of the reporter will be maintained, and the reporter will be protected from retribution.

19) Employees who violate these policies will be subject to disciplinary action, which could include disgorgement of profits made or losses avoided and/or dismissal.

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                                                                  Section:  A-10